The Murdock Group Announces Details of Phase Four Debt Reductions

February 01, 2001 11:18:00 AM ET

SALT LAKE CITY--(BUSINESS WIRE)--Feb. 1, 2001--The Murdock Group Holding Corp. (OTC BB: TMGS), Thursday announced details of phase four of its five-part debt restructuring program.

Phase four will include debt reductions of $5-6 million including real estate-related reductions and additional debt-to-equity conversions. This will be a fairly rapid phase, targeted to be completed in mid-February, when the fifth and final phase will begin. These transactions are expected to result in annualized cost savings to the company of $1-1.5 million.

KC Holmes, president and chief executive officer, noted, "We are now entering phase four and nearing completion of the debt restructuring and reorganization plan. With this process we have succeeded in reducing our debt and long-term obligations by more than $17 million. We are excited about this accomplishment and expect the company to be on solid footing by early 2nd quarter, 2001."

About The Murdock Group

Founded in 1983, The Murdock Group has emerged as a business incubator with emphasis in the employment industry. The Murdock Group has incubated Internet offerings MyJobSearch.com, an employment portal, and CareerWebSource, a BtoB employment information company, as well as a full service brick and mortar career-coaching provider. The Murdock Group also has a real estate development group specializing in small- to mid-sized entitlement projects.

Forward-looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the company and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission.